Appendix A

AMENDED AND RESTATED PLAN OF MERGER
AND MERGER AGREEMENT

         THIS AMENDED AND RESTATED PLAN OF MERGER AND MERGER AGREEMENT (Agreement”), is dated this 20th day of August, 2002 (the “Plan”), by and among CenterState Bank of Florida (“Bank”) and CenterState Banks of Florida, Inc. (“BHC”).

RECITALS:

         A.     Prior Agreement and Plan of Share Exchange. BHC and Bank entered into an Agreement and Plan of Share Exchange dated May 8, 2002, which provided for the acquisition of Bank by BHC pursuant to a share exchange transaction under the Florida Business Cooperation Act (the “FBCA”) and the Florida Financial Institutions Code (the “Florida Code”). BHC and Bank desire to restructure the acquisition of Bank by BHC by means of a merger of Bank with and into CenterState Interim Bank, a successor banking corporation to be organized as a wholly-owned subsidiary of BHC. Accordingly, BHC and Bank are entering into this Agreement to provide for such merger transaction and to amend and restate the prior Agreement and Plan of Share Exchange entered into by BHC and Bank.

         B.     Bank. Bank is a Florida banking corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Winter Haven, Florida. As of the date hereof, Bank’s authorized capital stock consisted of 2,000,000 shares of common stock, par value $5.00 per share (“Bank Common Stock”), of which 1,000,000 shares of Bank Common Stock are outstanding.

         C.     BHC. BHC is a Florida banking corporation duly organized and existing in good standing under the laws of the State of Florida with its principal executive offices located in Winter Haven, Florida. As of the date hereof, BHC’s authorized capital stock consisted of 20,000,000 shares of common stock, par value $.01 per share (“BHC Common Stock”), of which 2,820,708 shares are outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, none of which shares are outstanding.

         D.     Merger. Pursuant to this Plan, the parties have agreed that BHC will form a successor Florida banking corporation and Bank will merge with and into such successor banking corporation, as a result of which Bank will become a direct wholly-owned subsidiary of BHC. For purposes of this Plan, the foregoing merger is referred as the “Merger.”

         E.     Intention of the Parties. It is the intention of the parties to this Plan that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

         F.     Approvals. The Boards of Directors of each of BHC and Bank have determined that this Plan and the transactions contemplated hereby are in their respective best interests and the best interests of their respective stockholders, and have approved this Plan at meetings of each of such Boards of Directors.

         NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto, intending to be legally bound, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying the Plan into effect, as follows:

1. THE MERGER

         1.1    The Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

                  (A) The Merger. On the Merger Effective Date (as hereinafter defined), the Bank shall merge with and into CenterState Interim Bank, a successor Florida banking corporation subsidiary of BHC and all of the outstanding shares of capital stock of the Bank shall be converted in the manner set forth in Article II of this Plan. The Bank, following consummation of the Merger, is sometimes referred to in this Plan as the “Continuing Corporation.”

                  (B) Rights, etc. On the Merger Effective Date, the Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature, of Bank, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the corporations so merged shall be deemed to be vested in the Continuing Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger, as provided by the laws of the State of Florida.

                  (C) Liabilities. On the Merger Effective Date, the Continuing Corporation shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of the Bank shall be preserved unimpaired.

                  (D) Articles of Incorporation; Bylaws; Directors; Officers; Offices.

                         (i) The articles of incorporation and bylaws of the Continuing Corporation following the Merger Effective Date shall be those of the Bank, as in effect immediately prior to the Merger Effective Date and until such documents are changed in accordance with applicable law.

                        (ii) The directors of the Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those persons who were directors of the Bank immediately prior to the Merger Effective Date. The name and address of each director of the Bank is set forth on Exhibit 1.

                        (iii) The officers of the Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those persons who were officers of the Bank immediately prior to the Merger Effective Date. The name and address of each executive officer of the Bank is set forth on Exhibit 2.

                        (iv) The banking offices of the Bank following the Merger Effective Date shall be those banking offices of the Bank immediately prior to the Merger Effective Date. The name and location of the main office and each existing and proposed branch office of the Bank is set forth on Exhibit 3.

         1.2 Merger Effective Date; Closing. The Merger shall become effective at the date set forth in the certificate of merger issued by the Florida Department of Banking and Finance with respect to the Merger (such time is hereinafter referred to as the “Merger Effective Date”). The parties shall utilize their best efforts to cause the Merger to be effective as soon as practicable after satisfaction of all conditions set forth in Article VI, including, without limitation, the receipt of the regulatory approvals referred to in Section 6.2. All documents required by the terms of this Plan to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the closing of the Merger (the “Closing”), which shall be held on the Merger Effective Date at such location and time as may be mutually agreed upon.

         1.3 BHC Board of Directors. Following the Merger, the Board of Directors of BHC shall consist of the current directors of BHC plus two additional representatives designated by Bank, all of whom shall hold office until such time as their successors are elected and qualified.

         1.4 Trust Powers. At the Merger Effective Date, the Bank will not exercise trust powers.

II. MERGER CONSIDERATION.

         2.1 Merger Consideration. Subject to the provisions of this Plan, automatically, as a result of the merger, and without any action on the part of any party or shareholder:

                  (A) Outstanding Bank Common Stock. Subject to the provisions of this Plan, as of the Merger Effective Date and by virtue of the merger and without any further action on the part of the holder of any shares of Bank Common Stock each share of Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date shall automatically become and be converted into the right to receive (i) cash in the amount of $2.40, plus (ii) .53631 of a share of BHC Common Stock. The applicable amount of BHC Common Stock issuable in the merger is referred to as the “Exchange Shares” and the amount of cash payable by BHC is referred to as the “Cash Amount.” Any shares of Bank Common Stock owned by Bank shall be canceled and retired upon the Merger Effective Date and no consideration shall be issued in exchange therefor. In the event that prior to the Merger Effective Date the shares of BHC Common Stock or Bank Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of such shares, an appropriate and proportionate adjustment shall be made in the number of shares of BHC Common Stock into which such shares shall be converted.

                  (B) Outstanding Shares of BHC Common Stock. The shares of BHC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall remain outstanding immediately following such date.

         2.2 Shareholder Rights; Stock Transfers. On the Merger Effective Date, holders of Bank Common Stock shall cease to be, and shall have no rights as stockholders of Bank other than to receive the merger consideration provided under Section 2.1 above or the amount set forth in Section 2.6 below (to the extent applicable). After the Merger Effective Date, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock which were issued and outstanding immediately prior to the Merger Effective Date.

         2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of BHC Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the merger. Instead, such fractional share interest shall be paid in cash based upon the Closing Average Trading Price. The “Closing Average Trading Price” shall mean the weighted average of the last sales price (i.e., sales volume multiplied by last sales price) of the BHC Common Stock for the 30 trading days ending on the fifth business day immediately preceding the Merger Effective Date.

         2.4 Exchange Procedures. As promptly as practicable after the Merger Effective Date, BHC shall send or cause to be sent to each former stockholder of record of Bank immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder’s certificates formerly representing Bank Common Stock (“Old Certificates”) for the consideration set forth in Section 2.1(A) above. The certificates representing the shares of BHC Common Stock (“New Certificates”) issuable in exchange for the Old Certificates, will be delivered to such stockholder only upon delivery of Old Certificates representing all of such shares (or, if any of the Old Certificates are lost, stolen or destroyed, indemnity satisfactory to BHC). Until so surrendered and exchanged, each outstanding certificate which, prior to the Merger Effective Date represented shares of Bank Common Stock and which is to be converted into Exchange Shares and Cash Amount shall for all purposes evidence ownership of the BHC Common Stock into and for which such shares have been so converted, except that no dividends or other distributions with respect to such BHC Common Stock shall be made until the certificates previously representing shares of Bank Common Stock shall have been properly tendered, at which time, such shareholders shall receive the Exchange Shares and the Cash Amount (without interest). Notwithstanding the foregoing, BHC shall not be liable to any former holder of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.5 Options.

                  Any valid option to purchase shares of Bank Common Stock (a “Bank Option”), outstanding and unexercised immediately prior to the merger shall, by virtue of the merger, automatically and without any action on the part of the holder thereof, become and be converted into an option to purchase that number of shares of BHC Common Stock as shall equal .67039 multiplied by that number of shares of Bank Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the exercise price per share of the Bank Option divided by .67039 (rounded to the nearest cent). BHC shall assume each such Bank Option in accordance with the terms of the plan or agreement by which it is evidenced, subject to the foregoing. A list of all 106,500 outstanding Bank Options is set forth in Schedule 2.5 of this Plan.

         2.6 Dissenters’ Rights. Each outstanding Bank Common Stock, the holder of which has perfected dissenters’ rights in accordance with the provisions of the Florida Banking Code (the “Dissent Provisions”) and has not effectively withdrawn or lost such holder’s right to such appraisal (the “Dissenting Bank Shares”), shall not be converted into or represent a right to receive the Exchange Shares and Cash Amount issuable in the merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. The Bank shall give BHC prompt notice upon receipt by Bank of any written objection to the merger and any written demands for payment of the fair value of the Bank Common Stock, and of withdrawals of such demands, and any other instruments provided to Bank pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value of any Bank Common Stock held by such Dissenting

Shareholder shall receive payment therefor from Bank (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder’s Bank Common Stock shall be cancelled. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair value, the Bank Common Stock held by such Dissent Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the merger as provided in this Plan. Any such consideration so issued shall be issued by the BHC without interest upon surrender by such holder of the certificate or certificates representing the shares held by the holder.

III. ACTIONS PENDING MERGER.

         3.1 Actions Pending Merger. From the date hereof until the Merger Effective Date, except as expressly contemplated by this Plan, without the prior written consent or approval of the other.

                  (A) Dividends. Neither Bank nor BHC will declare, make or pay any dividend, or declare or make any distribution on, any shares of its capital stock or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, except in the case of BHC in accordance with its existing dividend policy and past practice.

                  (B) Compensation; Employment Agreements. Bank will not enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with past practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof disclosed in Schedule 3.1(B).

                  (C) Benefit Plans. Bank will not enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder; or (ii) the right to exercise any employee stock options outstanding thereunder, except as disclosed in Schedule 3.1(C).

                  (D) Acquisitions and Dispositions. Neither Bank nor BHC will, except as disclosed in Schedule 3.1(D), dispose of or discontinue any portion of any material assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice), or merge, consolidate or enter into a business combination with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice).

                  (E) Amendments. Bank will not amend its articles of incorporation or bylaws.

                  (F) Actions in Ordinary Course. Bank will not, except as disclosed in Schedule 3.1(F), take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice, including, but not limited to, (i) significantly materially changing asset liability sensitivity, (ii) making loans which are not consistent with past practice or otherwise materially changing its credit policies or standards, (iii) purchasing or selling securities except for purchases and sales of investment securities in the ordinary course of business consistent with past practice, (iv) entering into any material contract, except for this Plan, to be performed after the date hereof, (v) incurring any indebtedness for borrowed money, (vi) changing its capital structure, (viii) materially changing its business practices and (viii) changing its accounting methods or practices.

IV. REPRESENTATIONS AND WARRANTIES.

         4.1 Bank hereby represents and warrants to BHC, and BHC hereby represents and warrants to Bank, as follows:

                  (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it or its subsidiary banks are true and correct. For purposes of this Plan, any reference in Article IV to BHC shall mean, unless otherwise indicated, BHC on a consolidated basis, including its ownership of First National Bank of Osceola County, First National Bank of Pasco County and First National Bank of Polk County.

                  (B) Organization and Capital Shares.

                           (i) It, and each of its subsidiaries, is a corporation or association duly organized, validly existing, and in good standing under the laws of the State of Florida, or the national banking laws, as the case may be. BHC owns all of the shares of capital stock of First National Bank of Osceola County, First National Bank of Pasco County and First National Bank of Polk County, each of which is duly organized, validly existing and in good standing under the laws of the United States.

                           (ii) The outstanding shares of it are duly authorized, validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except for the Bank Options and the BHC Options, there are no outstanding options, warrants, securities, subscriptions, rights or other contractual agreements or arrangements that give any person the right to purchase or otherwise receive or be issued any capital stock of it or its subsidiary or any security of any kind convertible into or exercisable or exchangeable for any shares of capital stock of it or its subsidiary or to receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of shares of capital stock (including any rights to participate in the equity, income or election of directors of it or its subsidiary (collectively, “Options”)).

                  (C) Qualification. It is duly qualified to do business and is in good standing in the State of Florida and in any other states of the United States and foreign jurisdictions where their ownership, use or leasing of property or the conduct or nature of their business requires either of them to be so qualified, licensed or admitted and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have a Material Adverse Effect (as such term is defined in Section 8.8(B)). Each has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets. Each has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                  (D) Subsidiaries. Each has no direct or indirect subsidiaries except, (i) in the case of BHC, its ownership of First National Bank of Osceola County, First National Bank of Pasco County and First National Bank of Polk County and (ii) in the case of BHC, its 75% indirect ownership, and in the case of Bank, its 25% ownership, of C.S. Processing, Inc.

                  (E) Authority. Subject to receipt of any necessary approval by its stockholders and the regulatory approvals referred to in Section 6.2, it has the corporate power and authority to execute, deliver and perform its obligations under this Plan, this Plan has been authorized by all necessary corporate action by it, and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

                  (F) No Conflict. The execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation (collectively “Laws”) or any judgment, decree or order (collectively “Orders”), governmental permit or license (collectively “Licenses”), or contract, agreement, indenture or instrument (collectively “Contracts”) of it or to which it or any of its properties is subject or by which any of them are bound, which breach, violation or default is reasonably likely to have, either by itself or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it; (ii) a breach or violation of, or a default under, its articles of incorporation, articles of association, charter or bylaws (or other comparable corporate charter documents); (iii) result in or give any person any right of termination, cancellation, acceleration or modification in or with respect to any Orders, Licenses or Contracts, (iv) result in or give to any person any additional rights or entitlement to increased, accelerated or guaranteed payments under any Orders, Licenses or Contracts, or (v) result in the creation or imposition of any lien or encumbrance on the assets or properties of it; and the consummation of the transactions contemplated by this Plan will not require any consent or approval under any Laws, Orders, Licenses or Contracts or, except as set forth in Schedule 4.1(F), the consent or approval of any other party to any Orders, Licenses or Contracts other than the required approvals of applicable regulatory authorities referred to in Section 6.2.

                  (G) Financial Statements. Prior to the execution of this Plan, each party has delivered to the other true and complete copies of the following financial statements (which are attached as Schedule 4.1(G):

                           (i) the audited balance sheet of it as of December 31, 2001 and 2000 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, and on a consolidated basis in the case of BHC (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by their respective independent accountants, and all letters from such accountants with respect to the results of such audits; and

                           (ii) the unaudited balance sheet of it as of March 31, 2002 and the related unaudited statements of operations, stockholders’ equity and cash flows for the period then ended, and on a consolidated basis in the case of BHC (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Financial Statements”). All such Financial

Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and fairly present its financial condition and results of operations as of the respective dates thereof and for the respective periods covered thereby.

                           (H) Absence of Changes. Except for the execution and delivery of this Plan and the transactions to take place pursuant hereto on the Merger Effective Date, since December 31, 2001 there has not been any change, development or event which, individually or together with other such changes, developments or events, could reasonably be expected to have a Material Adverse Effect on its business, financial condition or results of operations. Without limiting the foregoing, except as disclosed in Schedule 4.1(H) or in the Unaudited Financial Statements, there has not occurred between December 31, 2001 and the date hereof:

                           (i) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock (except in the case of BHC in accordance with its existing dividend policy and past practice), or any direct or indirect redemption, purchase or other acquisition by it of any such capital stock of or any Option with respect to it;

                           (ii) any authorization, issuance, sale or other disposition by it of any shares of capital stock of or Option or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option (except for the issuance of shares upon the exercise of Options);

                           (iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of it whose annual salary is, or after giving effect to such change would be, $100,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any benefit plan except to the extent required by applicable Laws and, in the event compliance with legal requirements presented options, only to the extent the option which it reasonably believed to be the least costly was chosen;

                           (iv) any borrowing by it except in the ordinary course of business;

                           (v) with respect to any property securing any loan or other credit arrangement made by it, and to the knowledge of BHC or Bank, as the case may be, any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $100,000;

                           (vi) any material change in (w) any pricing, investment, accounting, financial reporting, credit, allowance or tax practice or policy, (x) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, (y) its fiscal year of it or (z) any credit policy or standard, including, without limitation, criteria relating to placement of a debtor on any credit watch or other similar list maintained by it;

                           (vii) with respect to any loan or other credit arrangement made by it, any write off or write down of or any determination to write off or write down any such loan or other credit arrangement in an aggregate amount exceeding $10,000 per month;

                           (viii) except for the sale of foreclosed properties, or properties received in lieu of foreclosure in the ordinary course of business consistent with past practice, any acquisition or disposition of, or incurrence of a lien or other encumbrance on, any of its assets and properties;

                           (ix) any (x) amendment of its articles of incorporation or bylaws (or other comparable corporate charter documents), (y) reorganization, liquidation or dissolution of it (z) merger, consolidation or business combination involving it and any other person;

                           (x) any capital expenditures or commitments for additions to property, plant or equipment of it constituting capital assets in an aggregate amount exceeding $100,000 as to Bank and $300,000 as to BHC;

                           (xi) any commencement or termination by it of any line of business;

                           (xii) any transaction by it with any officer, director, affiliate or associate of it or any affiliate or associate of any such officer, director or affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on December 31, 2001 and disclosed in Schedule 4.1(H);

                           (xiii) any agreement to do or engage in any of the foregoing;

                           (xiv) any other transaction involving, or development affecting it outside the ordinary course of business consistent with past practice, except as disclosed in Schedule 4.1(H).

                  (I) No Undisclosed Liabilities. Except as referred to or reserved against in its Financial Statements, there are no liabilities against, relating to or affecting it or any of its assets and properties, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to its business, financial condition or results of operations.

                  (J) Litigation; Regulatory Action. Except as set forth in Schedule 4.1(J) or in its Financial Statements, no litigation, proceeding, or controversy before any court or governmental agency is pending which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceedings or controversy has been threatened; and except as set forth in Schedule 4.1(J), it is not a party to, or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal, state or other government, governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Florida Department of Banking, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or its properties (collectively, the “Regulatory Authorities”); and it has not been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions.

                  (K) Compliance with Laws. It is in material compliance, in the conduct of its business, with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws relating to discriminatory business practices; and it has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and it has not received notification or communication from any Regulatory Authority (i) asserting that it is not in material compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).

                  (L) Material Contracts. Except as set forth in Schedule 4.1(L) or in its Financial Statements, and except for this Plan, it is not bound by any material contract, agreement or other arrangement to be performed after the date hereof.

                  (M) Defaults. It is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. It is not subject to, or bound by, any Contract containing covenants which (i) limit its ability to compete in any material line of business or with any person, or (ii) involve any material restriction of geographical area in which, or method by which, it may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

                  (N) Real Property. Except as set forth in Schedule 4.1(N), it does not own any real property. Schedule 4.1(N) also contains a true and correct list of each parcel of real property leased by it (as lessor or lessee).

                           (i) It has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

                           (ii) Except as disclosed in Schedule 4.1(N), the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

                  (O) Tangible Personal Property. It is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on its Financial Statements and tangible personal property acquired subsequent to December 31, 2001, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all liens, other than liens disclosed in Schedule 4.1(O), and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

                  (P) Intellectual Property Rights. Schedule 4.1(P) lists all Intellectual Property (as such term is hereinafter defined) owned by it or used in its business and operations as currently conducted. Except as set forth in Schedule 4.1(P), it has such ownership and use (free and clear of all liens) of, or rights by license, lease or other agreement to use (free and clear of all liens), such Intellectual Property as is necessary to permit it to conduct its business and operations as currently conducted, except where the failure to have any such right would not have a material adverse effect on its business, financial condition or results of operations. Except as disclosed in Schedule 4.1(P), (i) all registrations with and applications to Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions to maintain their validity or effectiveness, (ii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein in respect of such Intellectual Property, (iii) it has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (iv) it has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and (v) it has no knowledge that such Intellectual Property is being infringed by any other person. It has not received notice that it is infringing any Intellectual Property of any other person, no claim is pending or, to its knowledge (after having made due inquiry), has been made to such effect that has not been resolved and, to its knowledge (after having made due inquiry), it is not infringing any Intellectual Property rights of any other person. For purposes of this Plan “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, software license and sub-license agreements, end-user license agreements for software, software maintenance agreements, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  (Q) No Brokers. Except for the engagement by BHC of Allen C. Ewing & Co. and Bank of The Carson Medlin Company, all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it and its agents directly with the other parties hereto and their agents and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment.

                  (R) Employee Benefit Plans. Except as Previously Disclosed:

                           (i) Each party has delivered to the other a true and complete copy of each “employee benefit plan” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering employees or former employees of it (the “Employees”).

                           (ii) All employee benefit plans of each party covering Employees, to the extent subject to ERISA (the “ERISA Plans”), have been operated and administered, and are in material compliance with, applicable law, including ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any rules or regulations thereunder, and all filings, disclosures and notices required by any such laws have been timely made, except for failures to so comply which are not reasonably likely, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has either (a) received a favorable determination letter from the Internal Revenue Service; or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; and has not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

                           (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one “employer” with it under Section 4001 (a) (14) of ERISA or Section 414 of the Code (an “ERISA Affiliate”), which liability is reasonably likely to have either by itself or in the aggregate with one or more other events, occurrences or circumstances a Material Adverse Effect on it. It has not incurred and does not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA. No notice of a “reportable event” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate (“ERISA Affiliate Plan”) within the 12-month period ending on the date hereof. To its knowledge, there is no pending investigation or enforcement action by the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any employee benefit plan.

                           (iv) All contributions required to be made under the terms of any ERISA Plan or any ERISA Affiliate have been timely made; and no pension plan of either party or any ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

                           (v) Under each Pension Plan or ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a) (16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s or ERISA Affiliate Plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material adverse change in the financial position of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.

                           (vi) There are no material current or projected liabilities for retiree health or life insurance benefits;

                  (S) No Regulatory Impediment. It knows of no reason why the regulatory approvals referred to in Section 6.2 should not be obtained.

                  (T) Labor Matters. It is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (U) Insurance. Schedule 4.1(U) contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of it or affect or relate to the ownership, use or operation of any of its assets and properties and that (i) have been issued to it or (ii) have been issued to any person for their benefit. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Plan. Each policy listed in Schedule 4.1(U) is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither it nor the person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in Schedule 4.1(U), in light of its business, operations and assets and properties, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties. It has not received notice that any insurer under any insurance policy (x) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (y) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidate. Schedule 4.1(U) sets forth a complete and accurate list of all claims in excess of $25,000 made under the policies and binders described in clause (i) above since December 31, 2000. It does not have or maintain any self-insurance arrangement.

                  (V) Affiliate Transactions. Except as disclosed in Schedule 4.1(V), in any other Schedule to this Plan or in the Financial Statements, as of the date of this Agreement there are no intercompany liabilities between Bank and BHC Bank. Neither any officer, director, affiliate or associate of Bank or BHC, nor any associate of any such officer, director or affiliate, provides or causes to be provided any assets, services of facilities to Bank or BHC, respectively; neither Bank nor BHC provides or causes to be provided any assets, services or facilities to any such officer, director, affiliate or associate; and neither Bank nor BHC beneficially owns, directly or indirectly, any assets of any such officer, director, affiliate or associate. Except as disclosed in Schedule 4.1(V), in any other Schedule to this Plan or in the Financial Statements, each of the liabilities and transactions referred to in the previous sentence was incurred or engaged in, as the case may be, on an arm’s length basis. Except as disclosed in Schedule 4.1(V), since December 31, 2001, all settlements of intercompany liabilities between Bank and BHC, and all such settlements between Bank and BHC and their respective officers, directors, affiliates and associates, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

                  (W) Asset Classification. Set forth on Schedule 4.1(W) is a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets that are classified as of December 31, 2001 by it (the “Asset Classification”); and no amounts of loans, extensions of credit or other assets that are classified by Bank and BHC as of December 31, 2001 by any regulatory examiner as “Other Assets Especially Mentioned”, “Substandard”, “Doubtful,” “Loss,” or words or grading system of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Bank and BHC, respectively, prior to December 31, 2001. The allowances for loan losses disclosed in the Financial Statements were, and the allowances for loan losses for periods ending after the date of this Plan will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and under all other regulatory requirements, for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date, and the assets comprising other real estate owned and in-substance foreclosures included in any of their non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

                  (X) Takeover Laws; Dissenters’ Rights. It has taken all necessary action to exempt the transactions contemplated by this Plan from, or the transactions contemplated by this Plan are otherwise exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover laws and regulations (collectively, the “Takeover Laws”) of the State of Florida, including, without limitation, Sections 607.0901 and 607.0902, Florida Statutes.

                  (Y) Environmental Matters. Except as set forth in Schedule 4.1(Y), to the best of its knowledge:

                           (i) neither it, nor any properties owned or operated by it, has been or is in violation of or liable under any Environmental Law (as such term is defined in subsection (iii) below), except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on its assets, business, financial condition or results of operations taken as a whole. There are no (and there is no reasonable basis for any) actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other person, instituted, pending or threatened relating to the liability of any property owned or operated by it under any Environmental Law.

                           (ii) it has not received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which it holds a security interest or other lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material (as such term is defined in subsection (3), below).

                           (iii) The following definitions apply for purposes of this Plan: “Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as in effect on or prior to the date of this Plan and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

                  (Z) Tax Matters. Except as set forth in Schedule 4.1(Z), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against in its Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of it.

         (AA)  Reorganization. It is aware of no reason why the merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         (BB)  Articles and Bylaws. It has previously delivered to the other party its articles of incorporation and bylaws (or other comparable corporate charter documents) which are true, correct and complete copies of such documents as in effect on the date of this Plan.

         (CC)  Disclosure. All material facts to its business, financial condition or results of operations have been disclosed to the other party in connection with this Plan. No representation or warranty contained in this Plan, and no statement contained in the Schedules hereto or in any certificate, list or other writing furnished pursuant to any provision of this Plan contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

V. COVENANTS.

Bank hereby covenants to BHC, and BHC hereby covenants to Bank, that:

         5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto, and each party shall use its best efforts to cause to be satisfied the conditions referred to in Article VI, to lift or rescind any injunction, restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Plan, to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Plan.

         5.2 Press Releases. Unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

         5.3 Access; Information.

                  (A) Upon reasonable notice, it will afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other party hereto, (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state banking or other laws, and (ii) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

                  (B) No investigation pursuant to this Section 5.3 by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by this Plan; and each party hereto will not use any information obtained pursuant to this Section 5.3 for any purpose unrelated to this Plan, the consummation of the transactions contemplated hereby and, if the merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

         5.4 Acquisition Proposals. The Bank shall not solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of its Board of Directors (as advised in writing by its counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any tender offer or exchange offer for, or any proposal for the acquisition or purchase of all or a substantial portion of its assets, or a substantial equity interest in it, or any merger or other business combination other than as contemplated by this Plan, and it shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; provided that, notwithstanding the foregoing, it may communicate information about any such proposal to its stockholders if and to the extent that it is legally required to do so (as advised in writing by its counsel); it shall notify the other party immediately if any such inquiries or proposals are received by it or if any person seeks to initiate such negotiations or discussions.

         5.5 Securities Agreements. It will cause each of its executive officers and directors to execute and deliver to BHC on or before the Merger Effective Date any agreement required under applicable federal or state securities laws with respect to the merger or the BHC Common Stock.

         5.6 Takeover Laws. It shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute in effect as of the date of this Plan and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, the provisions of Section 607.0902, Florida Statutes.

         5.7 No Rights Triggered.

                  (A) It shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby and thereby (including without limitation the merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights or claims under it’s articles of incorporation or bylaws or under any agreement to which it is a party, or (ii) restrict or impair in any way the ability of the other party to exercise the rights granted hereunder.

                  (B) It shall not adopt any plan or arrangement that would adversely affect in any way the rights of the other party under this Plan.

         5.8 Regulatory Applications. It undertakes and agrees to use its best efforts to cause the merger to be effected, including, without limitation, promptly preparing and filing any and all regulatory applications and disclosure documents.

         5.9 Monthly Information. It shall promptly after the end of each calendar month after the date of this Plan and before the Merger Effective Date provide the other party with a list of all of its loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner since the date it provided the other party with the Asset Classification.

         5.10 Notification of Certain Matters. It shall give prompt notice to the other party of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         5.11 Securities Act Matters. The parties intend that the BHC Common Stock issuable in the merger will be issued pursuant to a registration statement filed in accordance with the registration requirements of the Securities Act of 1933 (the “Securities Act”) and applicable state securities laws or other exemptions contained in such state securities laws, respectively.

         5.12 Indemnification. For a period of four years after the Merger Effective Date, BHC shall indemnify, defend and hold harmless each director of Bank against all liabilities arising out of actions or omissions occurring upon or prior to the Merger Effective Date (including without limitation the transactions contemplated by this Plan) to the extent authorized under Florida law.

VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

Consummation of the merger is conditioned upon:

         6.1 Stockholder Vote. Approval of the merger and the other transactions contemplated hereby by the required vote of the stockholders of Bank and BHC as and to the extent required by law (and, in the case of BHC, as required by the Nasdaq National Market System), and the number of Dissenting Bank Shares shall not exceed 8% of the number of Bank Common Stock issued and outstanding immediately prior to the Merger Effective Date.

         6.2 Regulatory Approvals. Procurement by BHC and Bank of all requisite approvals and consents of Regulatory Authorities, and the expiration of applicable statutory waiting periods relating thereto, provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements set forth in any Schedule hereto) which would so materially and adversely impact the economic or business benefits to BHC or Bank, or their respective stockholders, of the transactions contemplated by this Plan that, had such condition or required been known, such party would not, in its reasonable judgment, have entered into this Plan.

         6.3 Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank or BHC.

         6.4 No Prohibition. There not being in effect any law, order, decree or injunction of any court or agency of competent jurisdiction that restrains, enjoins or otherwise prohibits or makes illegal consummation of the merger or which could be reasonably expected to result in a material diminution of the benefits of the transaction to BHC or Bank, and there shall not be pending or threatened on the Merger Effective Date any action or proceeding which could reasonably be expected to result in the enactment or issuance of any such law, order, decree or injunction.

         6.5 Litigation. No action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge could (a) prevent consummation of any of the transactions contemplated by the Plan, (b) cause any of the transactions contemplated by this Plan to be rescinded following consummation, or (c) affect adversely the right after the Merger Effective Date of the BHC to own, operate, or control substantially all of the assets and operations of Bank and BHC.

         6.6 Representations, Warranties and Covenants. (i) Each of the representations and warranties contained herein of any party being true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) as expressly contemplated by this Plan, or (z) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the merger and the other transactions contemplated by this Plan; (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and (iii) each of Bank and BHC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the other party dated the Merger Effective Date, to such effect.

         6.7 Securities Agreements. BHC shall have received a completed and executed securities agreement from each of Bank’s executive officers and directors as may be required pursuant to Section 5.5.

         6.8 Tax Opinion. BHC and Bank shall have received an opinion from KPMG LLP, to the effect that the merger constitutes a reorganization under Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Bank to the extent of Exchange Shares received in the merger, which such opinion may rely upon factual representations contained in certificates of officers of BHC, Bank and others.

         6.9 Opinions of Financial Advisor. Bank and BHC having received the written opinion of their respective financial advisory firms (Allen C. Ewing & Co. in the case of BHC and The Carson Medlin Company in the case of Bank), in form and substance satisfactory to Bank and BHC, as to the fairness of the consideration to be received in the merger by the stockholders of Bank and BHC from a financial point of view, dated as of the date of this Plan and as of the date of any solicitation of proxies from the stockholders of Bank and BHC for a vote to approve this Plan and the merger.

         6.10 Shareholders’ Equity. The shareholders’ equity on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP (a) of Bank shall not be less than $8.4 million, and (b) of BHC shall not be less than $27.5 million.

         6.11 Allowance for Loan Losses. The allowance for loan losses on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP (a) of Bank shall not be less than 1.20% of its total loans, and (b) of BHC shall not be less than 1.20% of its total loans.

         6.12 Certificates. The parties shall have delivered to the other a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions set forth above in this Section has been satisfied in all respects.

Provided, however, a failure to satisfy any of the conditions set forth in Sections 6.10(a) and 6.11(a) shall only constitute conditions if asserted by BHC; and a failure to satisfy any of the conditions set forth in Sections 6.10(b) and 6.11(b) of this Article VI shall only constitute conditions if asserted by Bank.

VII. TERMINATION.

         7.1 Termination. This Plan may be terminated prior to the Merger Effective Date either before or after receipt of required shareholder approvals:

                  (A) Mutual Consent. At any time prior to the Merger Effective Date, by the mutual consent of BHC and Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (B) Breach. At any time prior to the Merger Effective Date, by BHC or Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect on such breaching party, or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

                  (C) Delay. By BHC or Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the merger is not consummated by March 31, 2003; provided, however, that such date may be extended by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan;

                  (D) No Stockholder Approval. By Bank or BHC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.1 is not obtained at a meeting or meetings called for the purpose of obtaining such approval;

                  (E) Failure of Bank to Recommend. By BHC, at any time prior to the stockholders’ meeting of Bank, if the Board of Directors of Bank shall have failed to recommend approval of the merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of BHC;

                  (F) Failure of BHC to Recommend. By Bank, at any time prior to the stockholders’ meeting of BHC, if the Board of Directors of BHC shall have failed to recommend approval of the merger, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Bank; or

                  (G) Material Adverse Effect. By BHC or Bank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that there shall have occurred a Material Adverse Effect with respect to the other.

                  (H) Closing Average Trading Price. By Bank, if the Closing Average Trading Price is less than $16.00; provided, however, if mutually agreed upon by the parties during the five-day period commencing with BHC’s receipt of such notice, BHC shall have the option to elect to increase the Cash Amount such that the combination of the Cash Amount and the Exchange Shares (valued at the Closing Average Trading Price) shall at least equal $11.00 per share.

         7.2 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the merger pursuant to this Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.1, and (ii) that termination will not relieve a breaching party from liability for any breach of this Plan giving rise to such termination.

VIII. OTHER MATTERS.

         8.1 Survival. If the Merger Effective Date occurs, the agreements of the parties in Article II of this Plan and in Sections 5.12, 8.1, 8.3, 8.4, 8.6, 8.7 and 8.9 of the Plan shall survive the Merger Effective Date; the representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Sections 4.1(Q), 5.3(B), 7.2, 8.1, 8.4, 8.5, 8.6 and 8.9 shall survive such termination.

         8.1 Waiver or Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Bank and BHC, the consideration to be received by the stockholders of such party for each share of Bank Common Stock or BHC Common Stock, as the case may be, shall not thereby be decreased.

         8.3 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         8.4 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the substantive laws of the State of Florida without regard to its principles of conflicts of laws, except as federal law may be applicable.

         8.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby; provided, however, that each of BHC and Bank shall pay one-half (1/2) of all (i) filing fees related to all applications and supplements thereto filed by the parties with federal and state banking authorities for prior approval of the merger, (ii) accounting fees and expenses, (iii) fees and expenses relating to obtaining the Tax Opinion contemplated by Section 6.8, (iv) registration statement and transfer agent fees and expenses, and (v) fees and expenses of Smith Mackinnon, PA. Notwithstanding the foregoing, if any legal action or other proceeding is brought for the enforcement of this Plan, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Plan, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and expenses, incurred in that action or proceeding, in addition to any other relief which such party or parties may be entitled.

         8.6 Confidentiality. Except as otherwise provided in Section 5.3, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, courier service, by facsimile transmission, or mailed (by registered or certified mail) postage prepaid, return receipt requested, addressed to (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

If to BHC, to	James H. White Chairman and Chief Executive Officer CenterState Banks of Florida, Inc. 7722 State Road 544 East, Suite 205 Winter Haven, FL 33881 Facsimile: (863) 419-0795

If to Bank, to:	Ernest S. Pinner President and Chief Executive Officer CenterState Bank of Florida Post Office Box 9090 Winter Haven, FL 33883-9090 Facsimile: (863) 291-3994

With, in each instance, a copy to:	John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 800

Orlando, Florida 32801 Facsimile: (407) 843-2448

         Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery; (b) on the date of transmission with confirmed answer back if by facsimile or other telegraphic method; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

         8.8 Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

                  (A) the term “knowledge” when used with respect to a party shall mean the knowledge, after due inquiry, of any “Executive Officer” of such party, as such term is defined in Regulation O of the Federal Reserve Board;

                  (B) the term “Material Adverse Effect” shall mean (a) an event, occurrence or circumstance, which individually or in the aggregate, results, or is reasonably likely to result, in a decrease in the shareholders’ equity account of a party, as determined in accordance with GAAP and as measured from its Unaudited Financial Statements in an amount equal to or greater than $100,000, including, without limitation, (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, (ii) operating losses and (iii) a breach of a representation or warranty, or (b) a breach of a representation or warranty which would materially impair the party’s ability to perform its obligations under this Plan or the consummation of the merger and the other transactions contemplated by this Plan; provided, however, that the term Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; and (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally.

         8.9 Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

         IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CenterState Bank of Florida	CenterState Banks of Florida, Inc.

By:	/s/ Ernest S. Pinner	By:	/s/ James H. White

	Ernest S. Pinner		James H. White

	President and Chief Executive Officer		Chairman